Exhibit 4.2

Final Form

Representative’s Warrant Agreement

THE REGISTERED HOLDER OF THIS WARRANT BY ITS ACCEPTANCE HEREOF, AGREES THAT THIS WARRANT SHALL NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THE SECURITIES FOR A PERIOD OF ONE HUNDRED EIGHTY (180 DAYS) IMMEDIATELY FOLLOWING THE EFFECTIVE DATE, AS HEREAFTER DEFINED. THIS WARRANT IS NOT EXERCISABLE AFTER [●], 2027.

WARRANT

FOR THE PURCHASE OF

[●] SHARES OF COMMON STOCK OF

SONDORS INC.

[●], 2022

1. Purchase Option.

THIS CERTIFIES THAT, Lake Street Capital Markets, LLC (“Holder”), as registered owner of this Warrant, is entitled, at any time or from time to time commencing six months from the date hereof, and at or before 5:00 p.m., New York City local time, [●], 2027 (“Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [●] shares of Common Stock (“Shares”), with a par value of the $0.0001 per share (the “Common Stock”), of SONDORS Inc. (“Company”). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate this Warrant. This Warrant is initially exercisable at $[●] per share of Common Stock so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean $[●]1 or the adjusted exercise price, depending on the context.

2. Exercise.

2.1 Exercise Form. In order to exercise this Warrant, the exercise form (the “Exercise Form”) attached hereto must be duly executed and completed and delivered to the Company, together with this Warrant and payment of the Exercise Price for the Shares being purchased payable in cash or by certified check or official bank check or wire transfer. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Cashless Exercise.

2.2.1 Determination of Amount. If at the time of exercise hereof there is no effective registration statement registering the Shares, or the prospectus contained therein is not available for the issuance of the Shares to the Holder, then in lieu of the payment of the Exercise Price multiplied by the number of Shares for which this Warrant is exercisable (and in lieu of being entitled to receive Shares) in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Warrant into a number of Shares (“Cashless Exercise Right”) equal to the product of (i) X and (ii) the quotient obtained by dividing (A-B) by A:

(A) =	the average VWAP for the three consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

1 125% of the initial public offering price.

(B) =	the Exercise Price, as adjusted hereunder; and
(X) =	the number of Shares that would be issuable upon exercise of this Warrant to the extent being exercised in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.2.2 Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Warrant with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Shares the Holder will purchase pursuant to such Cashless Exercise Right.

2.3 Registration of Shares of Common Stock. The Company agrees to use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the expiration of the Warrants in accordance with the provisions of this Warrant Agreement; provided, however, that the Company shall not have penalties for failure to deliver shares of Common Stock if a registration statement is not effective or a current prospectus is not on file with the SEC at the time of exercise by the Holder. In addition, to the extent not completed at the time of the initial issuance of the Warrants, the Company agrees to use its reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising registered Holder to the extent an exemption under the Act is not available for the exercise of the Warrants. In no event will the Holder be entitled to receive a net-cash settlement or Common Stock or other consideration as of result of the Company’s non-compliance with this Section 2.3.

3. Transfer.

3.1 General Restrictions. The registered Holder of this Warrant, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate this Warrant for a period of one hundred eighty (180) days from effective date (the “Effective Date”) of the Company’s registration statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (file number 333-267826) to anyone other than (i) a sales agent or selected dealer in connection with the public offering (“Offering”), or (ii) a bona fide officer or partner of such sales agent or selected dealer. Additionally, pursuant to FINRA Rule 5110(g), the Warrant (and the Shares underlying this Warrant) will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the Effective Date. On and after the 181 day anniversary of the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Warrant on the books of the Company and shall execute and deliver a new Warrant or Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2 Restrictions Imposed by the Act. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended.

4. New Warrants to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3, this Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Warrant of like tenor to this Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. Adjustments.

5.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Shares underlying the Warrant shall be subject to adjustment from time to time as hereinafter set forth:

5.1.1 Stock Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Section 5.2 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock or by a split-up of the Common Stock or other similar event, then the number of shares of Common Stock underlying each of the Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares of Common Stock. In such event the Exercise Price shall be proportionately decreased.

5.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 5.2, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of the Common Stock or other similar event, then the number of shares of Common Stock underlying each of the Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such event the Exercise Price shall be proportionately increased.

5.1.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 5.1.1 or 5.1.2 hereof or that solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Warrant shall have the right thereafter (until the expiration of the right of exercise of this Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock obtainable upon exercise of this Warrant immediately prior to such event; and if any reclassification also results in a change in the number of shares of Common Stock covered by Section 5.1.1 or 5.1.2, then such adjustment shall be made pursuant to Sections 5.1.1, 5.1.2 and this Section 5.1.3. The provisions of this Section 5.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

5.1.4 Changes in Form of Warrant. This form of Warrant need not be changed because of any change pursuant to this Section, and Warrants issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

5.2 Substitute Warrant. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding shares of Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Warrant providing that the holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Warrant shall provide for adjustments which shall be identical to the adjustments provided in Section 5. The above provision of this Section shall similarly apply to successive consolidations or mergers.

5.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights.

6. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of this Warrant, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Warrant and payment of the Exercise Price therefor, all shares of Common Stock shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as this Warrant shall be outstanding, the Company shall use its best efforts to cause all Shares issuable upon exercise of this Warrant to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on the OTC Market or any successor trading market) on which the Shares issued to the public in connection the Registration Statement may then be listed and/or quoted.

7. Certain Notice Requirements.

7.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of this Warrant and its exercise, any of the events described in Section 7.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

7.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 7 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed, or (iv) if the Company shall deliver a notice to the Holder pursuant to Section 5.

7.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the number of Shares and Exercise Price pursuant to Section 5, send notice to the Holder of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President or Chief Financial Officer.

7.4 Transmittal of Notices. All notices, requests, consents and other communications under this Warrant shall be in writing and shall be mailed (registered or certified mail, return receipt requested), personally delivered or sent by electronic mail (email) and confirmed and shall be deemed given when so delivered or sent via email and confirmed or if mailed, two (2) days after such mailing:

(i) if to the registered Holder of this Warrant, to the address of such Holder as shown on the books of the Company, with a copy to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 S. Seventh Street

Minneapolis, MN 55402

Attn: Jonathan Zimmerman, Esq.

Email: jon.zimmerman@faegredrinker.com

(ii) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holder:

SONDORS Inc.

23823 Malibu Road, Suite 50 #129

Malibu, CA 90265

Attn: Storm Sonders

Email: storm@sondors.com

With a copy to:

Troutman Pepper Hamilton Sanders LLP

5 Park Plaza, 14th Floor

Irvine, CA 92626

Attn: Larry Cerutti, Esq.

Email: larry.cerutti@troutman.com

8. Miscellaneous.

8.1 Amendments. The Company and the Holder may from time to time supplement or amend this Warrant without the approval of the Holder in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Holder may deem necessary or desirable and that the Company and the Holder deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

8.2 Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Warrant.

8.3 Entire Agreement. This Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

8.4 Binding Effect. This Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Warrant or any provisions herein contained.

8.5 Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, take any action designed or intended to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith comply with all the provisions of this Warrant.

8.6 Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

8.7 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first set forth above.

SONDORS Inc.

By:
Name:	Storm Sonders
Title:	Chief Executive Officer

Form to be used to exercise Warrant:

SONDERS Inc.

23823 Malibu Road, Suite 50 #129

Malibu, CA 90265

Attn: Storm Sonders, Chief Executive Officer

Date: __________, 202__

The undersigned hereby elects irrevocably to exercise all or a portion of the within Warrant and to purchase _______Common Stock, with a par value of $0.0001 per share, of SONDORS Inc. (the “Common Stock”) and hereby makes payment of $ ______ (at the rate of $ ________ per Share) in payment of the Exercise Price pursuant thereto. Please issue the Common Stock as to which this Warrant is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase ____________ Shares purchasable under the within Warrant by surrender of the unexercised portion of the attached Warrant (with a “Value” based of $ ____________ based on a “Market Price” of $__________). Please issue the Shares as to which this Warrant is exercised in accordance with the instructions given below.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name

(Print in Block Letters)

Address

Form to be used to assign Warrant:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Warrant):

FOR VALUE RECEIVED, ______________________does hereby sell, assign and transfer unto ____________ the right to purchase ____________ shares of Common Stock, with a par value of $0.0001 per share, of SONDORS Inc. (“Company”) evidenced by the within Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: ________, 202_

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).